Exhibit 99.1
650 FIFTH AVENUE
NEW YORK, NY 10019-6108

(STERLING BANCORP LOGO)	(STERLING BANCORP NEWS LETTERHEAD)

John W. Tietjen	Thomas Walsh
Executive Vice President &	Media Relations
Chief Financial Officer	MWW Group
Sterling Bancorp	twalsh@mww.com
john.tietjen@sterlingbancorp.com	201.964.2464
212.757.8035
For Immediate Release
STERLING NATIONAL BANK OPENS REGIONAL
OFFICE IN NEW JERSEY
Second Regional Office to Offer Banking Solutions to Underserved Businesses
NEW YORK, NY, October 6, 2005 — Sterling National Bank, the principal banking subsidiary of financial holding company Sterling Bancorp (NYSE: STL), today announced the opening of its New Jersey Regional Office at Park 80 West, Plaza One in Saddle Brook, N.J.
The New Jersey Office will support the Bank’s Equipment Leasing, Sterling Factors, Commercial Lending, Commercial Real Estate and Asset-Based Lending units to better serve existing and potential clients in the New Jersey and surrounding markets. Sterling’s new office will offer businesses a variety of tailored products and solutions to meet their individual financing needs.
Bob Schnitzer, Sterling’s Asset-Based Lending Group Director of Business Development, and Tom Butler, Regional Market Manager, will lead Sterling’s business development loan efforts and multi product offerings in the region.
“The opening of a new regional business development office exemplifies Sterling’s ongoing commitment to its core relationships with small- to medium-sized businesses, which Sterling has specialized in serving continuously for over 75 years,” said Louis J. Cappelli, Sterling’s Chairman and CEO. “Our staff comprises seasoned veterans who understand and can fulfill the financing needs of local businesses with the attention, dedication and service they require.”
With Sterling Home Mortgage already operating in Cherry Hill, N.J, the Saddle Brook regional business development loan office is the second New Jersey location for Sterling.

About Sterling Bancorp
 Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.9 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, New Jersey, Virginia and North Carolina and conducts business throughout the U.S.
This press release may contain statements, including but not limited to, statements concerning future results of operations or financial position, borrowing capacity and future liquidity, future investment results, future credit exposure, future loan losses and plans and objectives for future operations, and other statements regarding matters that are not historical facts, that are “forward-looking statements” as defined in the Securities Exchange Act of 1934. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside its control. Any forward-looking statements the Company may make speak only as of the date on which such statements are made. The Company’s actual results and financial position may differ materially from the anticipated results and financial condition indicated in or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results and financial condition, see “Cautionary Statement Regarding Forward-looking Statements” in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
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